Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We consent to the incorporation by reference in the Registration Statements (Nos. 333- 91596, 333- 98293 and 333-106363) on Form S-8 of our report dated March 12, 2008, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of FNB Bancorp for the year ended December 31, 2007.

/s/ Moss Adams LLP

Stockton, California
March 12, 2008